Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 o: 650.493.9300 f: 650.493.6811

April 8, 2022

Splunk Inc.

270 Brannan Street

San Francisco, California 94107

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Splunk Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 96,034 shares of your common stock (“Common Stock”) available for issuance under the Splunk Inc. Inducement Restricted Stock Unit Award Agreement (the “RSU Award”) and (ii) 288,104 shares of Common Stock available for issuance under the Splunk Inc. Inducement Performance Stock Unit Award Agreement (together with the RSU Award, the “Awards”). Such shares of Common Stock are collectively referred to herein as the “Shares.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares under the Awards.

It is our opinion that the Shares, when issued and sold in in compliance with the prospectus delivery requirements and upon the terms and in the manner described in the Awards, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati,
Professional Corporation

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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